UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2004

IMPRESO, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29883	75-20849585
(State or other jurisdiction	(Commission File Number)	(I.R.S. employer
of incorporation)		Identification
Number)

652 Southwestern Boulevard, Coppell, TX 75019
(Address of principal executive offices)

(972) 462-0100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02 Termination of a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Real Estate Lease Agreement
Water Supply Agreement
Value, Inc. Fairness Opinion

Item 1.01. Entry into a Material Definitive Agreement.

On December 1, 2004, the Company’s wholly owned water bottling subsidiary, Alexa Springs, Inc. entered into a Water Supply Contract and Real Estate Lease with Alexa Springs Water Company (the “Agreements”). Alexa Springs Water Company is a related party entity. The Agreements contain standard representations, covenants and events of default for agreements of this type. The Agreements run concurrently for a ten year term with an automatically renewing option for an additional ten year term. The Company received a Fairness Opinion on the two transactions from Value, Inc. an independent valuation consultant.

Item 1.02 Termination of a Material Definitive Agreement

On December 1, 2004, International Business Machines, Inc (“IBM”) and TST/Impreso, Inc. (“TST”) agreed to terminate their Trademark Licensing Agreement dated April 30, 1997. This decision was a result of IBM adding other converters to the program, IBM’s refusal to provide account protection, and IBM’s continuing request for guaranteed fees. TST’s IBM product sales were approximately 11% in the Fiscal year ended August 31, 2004. TST has approximately eight months to liquidate its IBM branded paper products inventory.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

	10.1	Real Estate Lease Agreement dated December 1, 2004, between Alexa Springs, Inc. and Alexa Springs Water Company.

	10.2	Water Supply Agreement dated December 1, 2004, between Alexa Springs, Inc. and Alexa Springs Water Company.

	99.1	Value, Inc. Fairness Opinion

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRESO, INC.
(registrant)

Dated: December 7, 2004	By: /s/ Marshall D. Sorokwasz

Marshall D. Sorokwasz,
Chairman of the Board,
Chief Executive Officer,
President, and Director

EXHIBIT INDEX

Exhibit Number	Description
10.1	Real Estate Lease Agreement dated December 1, 2004, between Alexa Springs, Inc. and Alexa Springs Water Company.

10.2	Water Supply Agreement dated December 1, 2004, between Alexa Springs, Inc. and Alexa Springs Water Company.

99.1	Value, Inc. Fairness Opinion